AMENDMENT NO. 1

TO

SUB-ADVISORY CONTRACT

This Amendment dated as of July 30, 2012, amends the Sub-Advisory Contract (the “Contract”) between Invesco Advisers, Inc. (the “Advisor”) and Invesco PowerShares Capital Management LLC (the “Sub-Advisor”).

WHEREAS, the parties agree to amend the Contract to add AIM International Mutual Fund (Invesco International Mutual Funds), on behalf of its portfolios, Invesco Global Opportunities Fund and Invesco Global Select Companies Fund (the “Funds”);

NOW THEREFORE, in consideration of the promises and the mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.	The Contract is hereby amended to add AIM International Mutual Fund (Invesco International Mutual Funds) and to add the Funds as the recipients of the sub-advisory services by revising recital A) at the beginning of the Contract to read as follows:

The Advisor has entered into an investment advisory agreement with AIM Investment Funds (Invesco Investment Funds) (“AIF”) and AIM International Mutual Funds (Invesco International Mutual Funds) (“AIMF”) (collectively, the “Trust”), open-end management investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”), with respect to, among others, the Invesco Premium Income Fund (as a series portfolio of AIF), the Invesco Global Opportunities Fund and the Invesco Global Select Companies Fund (as series portfolios of AIMF) (collectively, the “Fund”); ; and

2.	All other terms and provisions of the Contract not amended shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed by their officers designated as of the day and year first above written.

INVESCO ADVISERS, INC.

Advisor

By:	/s/ John M. Zerr
Name:	John M. Zerr
Title:	Senior Vice President

INVESCO POWERSHARES CAPITAL MANAGEMENT LLC

Sub-Advisor

By:	/s/ Benjamin T. Fulton
Name:	Benjamin T. Fulton
Title:	Managing Director of Global ETFs

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